Exhibit 10.54

EXECUTION VERSION

VIRGIN ISLANDS SERVICES AGREEMENT

THIS VIRGIN ISLANDS SERVICES AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of September, 2010 (the “Effective Date”), by and between BANCO POPULAR DE PUERTO RICO, a bank organized under the laws of the Commonwealth of Puerto Rico (“BPPR”), and EVERTEC, INC., a corporation organized under the laws of the Commonwealth of Puerto Rico (“EVERTEC”).

WITNESSETH:

WHEREAS, pursuant to the Merchant and Ticketpop Business Transfer and Reorganization Agreement dated June 30, 2010 between the parties (the “BTA”), BPPR sold and transferred to EVERTEC its rights and obligations with respect to certain BPPR operations and related assets and liabilities;

WHEREAS, the employees set forth in Part II of Schedule 6.2(a) of the BTA and also set forth in Exhibit A hereto (the “VI Employees”) were to be transferred to EVERTEC;

WHEREAS, the parties have determined that it is in their respective best interest that (i) the VI Employees remain employees of BPPR and (ii) BPPR provide the Services (as that term is defined below) to EVERTEC in accordance with the terms and conditions of this Agreement; and

WHEREAS, contemporaneously with the execution of this Agreement, the parties have entered into an Amendment to the BTA (the “BTA Amendment”) that provides, among other things, that the VI Employees will continue to be employed by BPPR and will not be transferred to EVERTEC.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and for other good and valuable consideration, BPPR and EVERTEC hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions; Interpretation and Rules of Construction. All capitalized terms used but not specifically defined in this Agreement shall have the meanings assigned to them in the BTA. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, such Person. Notwithstanding the foregoing, (i) with respect to Apollo, the term “Affiliate” shall (x) include any investment fund with respect to which Apollo Global Management LLC or its Controlled Affiliates (including its and their respective successors) are the sole or, if not sole, primary investment managers and, subject to clause (y) below, each of their Subsidiaries and (y) not include portfolio companies of Apollo Global Management LLC or its Controlled Affiliates and, (ii) with respect to Popular (to the extent that at the time of determination it is engaged in a private equity or similar business), the term “Affiliate” shall not include portfolio companies of Popular or its Controlled Affiliates.

“Agreement” has the meaning specified in the Preamble.

“Apollo” means AP Carib Holdings, Ltd., an exempted company organized under the laws of the Cayman Islands.

“Asset Acquirer” has the meaning set forth in Section 8.3.

“Assignee Sub” has the meaning set forth in Section 8.2.

“beneficially owned”, “beneficial ownership” and similar phrases have the same meanings as such terms have under Rule 13d-3 (or any successor rule then in effect) under the Exchange Act, except that in calculating the beneficial ownership of any Person, such Person shall be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable upon the occurrence of a subsequent event. Notwithstanding the foregoing, no Person (the “Initial Person”) shall be deemed to beneficially own any securities beneficially owned by another Person who is not an Affiliate of such Initial Person (the “Other Person”) (disregarding solely for the purposes of determining securities beneficially owned by such Other Person, (i) application of this sentence to any securities that have been Transferred (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such securities) to such Other Person in compliance with the Stockholder Agreement or other applicable Group Agreement and (ii) any Group Securities with respect to such Other Person), including without limitation, another Holder that is not an Affiliate of such Initial Person.

“BPPR” has the meaning set forth in the Recitals.

“BTA” has the meaning specified in the Recitals.

“BTA Amendment” has the meaning specified in the Recitals.

“Business Day” means each day from Monday through Friday, except for Legal Holidays.

“Change of Control” means, with respect to a Person, the acquisition, by a non-Affiliate of such Person, of (i) more than fifty percent (50%) of the voting power of such Person or (ii) the legal power to designate a majority of the board of directors (or other persons performing similar functions) of such Person.

“Common Shares” means the common stock of EVERTEC, par value $1.00 per share (or the common stock of any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries).

“Control,” and its correlative meanings, “Controlling,” and “Controlled,” means the possession, direct or indirect, or the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Control Acquirer” has the meaning set forth in Section 9.1.

“Costs” has the meaning specified in Section 3.1(a).

“Dispute” has the meaning specified in Section 10.10.

“Drag-Along Transaction” has the meaning set forth in Section 4(d)(i) of the Stockholder Agreement.

“Dragged Asset Sale” has the meaning set forth in Section 4(d)(vii) of the Stockholder Agreement.

“Effective Date” has the meaning specified in the Preamble.

“Encumbrances” means any direct or indirect encumbrances, lien, pledge, security interest, claim, charges, option, right of first refusal or offer, mortgage, deed of trust, easement, or any other restriction or third party right, including restrictions on the right to vote equity interests.

“EVERTEC Change of Control” means, with respect to EVERTEC, any:

(a) merger, consolidation or other business combination of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries that results in the stockholders of EVERTEC (or such Subsidiary or Subsidiaries) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries or the surviving entity thereof, as applicable, immediately before the consummation of such transaction or a series of related transactions, holding, directly or indirectly, less than 50% of the voting power of EVERTEC (or such Subsidiary or Subsidiaries) or any such successor, other entity or surviving entity, as applicable, immediately following the consummation of such transaction or series of related transactions; provided that this clause (i) shall not be deemed applicable to any merger, consolidation or other business combination, if, as a result of any such merger, consolidation or other business combination, no Person or Group of Persons that had not had “control” of EVERTEC immediately prior to such transaction, as such term is defined under the Bank Holding Company Act of 1956, shall have obtained such “control”;

(b) Transfer (other than in the form of a pledge, hypothecation or similar grant of a security interest only and which shall not involve the grant of a proxy or other right with respect to the voting of such equity), in one or a series of related transactions, of equity representing 50% or more of the voting power of EVERTEC (or any Subsidiary or Subsidiaries that alone or together represent all or substantially all of EVERTEC’s consolidated business at that time) or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries to a Person or Group of Persons (other than an Transfer of such equity to Apollo Global Management LLC, Popular, any Permitted Ultimate Parent, or their respective Controlled Affiliates);

(c) transaction in which a majority of the board of directors or equivalent governing body of EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) immediately following or as a proximate cause of such transaction is comprised of persons who were not members of the board of directors or equivalent governing body of EVERTEC (or such successor or other entity) immediately prior to such transaction (or are not nominated by Apollo Global Management LLC, Popular, any Permitted Ultimate Parent or their respective Controlled Affiliates) except, (X) resulting from the compliance, at the time of an initial public offering of either Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), with the listing requirements, listed company manual or similar rules or regulations of the securities exchange on which Holdco’s or EVERTEC’s (or such successor’s or other entity’s), as the case may be, equity securities will be listed pursuant to such initial public offering, (Y) if a majority of such board of directors is not “independent” under the rules of the applicable securities exchange on the date following such initial public offering upon which Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries), as the case may be, first ceases to be a “controlled company” (or similar status) under the rules and regulations of such exchange, resulting from compliance with the rules and regulations of such exchange that first apply upon Holdco or EVERTEC (or such successor’s or other entity’s), as the case may be, ceasing to be a “controlled company” (or similar status), or (Z) the loss of directors of EVERTEC pursuant to Section 2 of the Stockholder Agreement (as in effect on the date hereof or as may be amended with the approval of Popular and BPPR) that does not result in another Person or Group of Persons having the right or ability to appoint a majority of the board of directors or equivalent governing body of Holdco or EVERTEC (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) as a result of such transaction; provided that, for the avoidance of doubt, this clause (Z) shall only apply to the resignation and initial replacement of such directors and not to any subsequent replacement of such directors (whether in connection with another transaction or otherwise); or

(d) sale or other disposition in one or a series of related transactions of all or substantially all of the assets of EVERTEC and its Subsidiaries (or any successor or other entity holding all or substantially all the assets of EVERTEC and its Subsidiaries) to a Person who is not an Affiliate of EVERTEC at such time.

“Exchange Act” means the Securities Exchange Act of 1934.

“Force Majeure” has the meaning specified in Section 6.3(a).

“Government Entity” means any federal, national, supranational, state, provincial, Commonwealth, local or foreign or similar government, governmental subdivision, regulatory or administrative body or other governmental or quasi-governmental agency, tribunal, commission, court, judicial or arbitral body or other entity with competent jurisdiction.

“Group Agreement” means any agreement governing the acquisition, holding, voting or disposition of securities of a Person; provided, that, so long as Apollo or a subsequent Permitted Controlling Holder is an Affiliate of such Person, such Person is a party to such agreement.

“Group of Persons” means a group of Persons that would constitute a “group” as determined pursuant to Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.

“Group Securities” means any securities beneficially owned by a Person solely as a result of the Stockholder Agreement or any other Group Agreement and, for the avoidance of doubt, which securities have not been Transferred to such Person or any of its Controlled Affiliates.

“Holdco” means Carib Holdings, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

“Holdco Common Shares” means the common stock of Holdco, par value $0.01 per share.

“Holders” means the holders of Holdco Common Shares who are parties to the Stockholder Agreement as set forth in Schedule I thereto, as the same may be amended or supplemented from time to time.

“Indebtedness” means, with respect to any Person, (a) all indebtedness of such Person, whether or not contingent, for borrowed money, and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar debt instruments.

“Indemnified Party” has the meaning specified in Section 5.3(a).

“Indemnifying Party” has the meaning specified in Section 5.3(a).

“Initial Person” has the meaning set forth in the definition of “beneficially owned.”

“Initial Term” has the meaning specified in Section 6.1(a).

“Intellectual Property” means any and all trademarks, service marks, copyrights, patents, trade secrets, commercial and/or internet domain names, software, source codes, contract forms, client lists, marketing surveys or other information, the names, features, designs, functionalities and other specifications related to the names of products or services developed or used or that may hereafter be developed offered or sold by any of the parties, and programs, methods of processing, specific design and structure of individual programs and their interaction and unique programming techniques employed therein.

“ISO Agreement” means the Independent Sales Organization Sponsorship and Services Agreement, dated June 30, 2010, between EVERTEC and BPPR, as it may be amended, restated or supplemented from time to time.

“IT Systems” has the meaning specified in Section 4.1(b).

“Jurisdiction” has the meaning set forth in Section 8.2.

“Law” means any law, statute, ordinance, rule, regulation, code, Order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Government Entity or Self-Regulatory Organization (including, for the sake of clarity, any policy statement or interpretation that has the force of law with respect to any of the foregoing, and including common law).

“Legal Holiday” means Saturday, Sunday or any legal holiday in the Commonwealth of Puerto Rico that is observed by EVERTEC.

“Losses” means losses, liabilities, claims, damages, fines, expenses, penalties, interest expense, costs and fees and disbursements, (including reasonable legal counsel and experts’ fees and disbursements), net of any amounts recovered with respect thereto under insurance policies covering any liability thereof if and to the extent applicable in each case, individually or collectively.

“Non-Controlled Public Entity” means a Person which has equity securities listed on national stock exchange and which Person’s Affiliates do not beneficially own securities representing the majority of the voting power to elect the members of the board of directors or other governing body of such Person.

“Notice of Dispute” has the meaning specified in Section 10.10.

“Notice of Election” has the meaning specified in Section 5.3(b).

“Order” means any order, injunction, judgment, decree, writ or other enforcement action of a Government Entity.

“Other Person” has the meaning set forth in the definition of “beneficially owned.”

“Payment Due Date” has the meaning specified in Section 3.1(b).

“Permitted Assignment” means a Permitted Subsidiary Assignment or a Permitted Third-Party Assignment.

“Permitted Ultimate Parent” means with respect to a Permitted Controlling Holder, its Ultimate Parent Entity.

“Permitted Controlling Holder” means a Person that (i) beneficially owns equity securities representing a majority of the voting power to elect the directors of EVERTEC or (ii) any successor or any other entity holding all or substantially all of the assets of EVERTEC and its Subsidiaries in a transaction or series of transactions, in each case, without contravening Article IX or without BPPR validly exercising its termination right pursuant to Article IX provided that such Person shall be a “Permitted Controlling Holder” only with respect to the applicable entity that issues such securities.

“Permitted Subsidiary Assignment” means an assignment by EVERTEC of any of its rights, duties or obligations under this Agreement to an Assignee Sub in compliance with the provisions of Article VIII.

“Permitted Third-Party Assignment” means an assignment by EVERTEC of all its rights, duties and obligations under this Agreement to an Asset Acquirer in compliance with the provisions of Article VIII.

“Person” means any individual, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, governmental authority or other entity of any kind, and will include any assignee and/or successor (by merger or otherwise) of such entity in connection therewith.

“Popular” means Popular, Inc., a corporation organized under the laws of the Commonwealth of Puerto Rico.

“Reasonable Best Efforts” means, with respect to a party hereto, prompt and persistent efforts as a prudent Person desirous of achieving a result would use in similar circumstances; provided that the parties hereto will be required to expend only such resources as are commercially reasonable in the applicable circumstances.

“Renewal Period” has the meaning specified in Section 6.1(a).

“Resolution Forum” has the meaning specified in Section 10.10.

“Services” has the meaning specified in Section 2.1(a).

“Solvent” with regard to any Person, means that (i) the sum of the assets of such Person, both at a fair valuation and at a present fair salable value, exceeds its liabilities, including contingent, subordinated, unmatured, unliquidated, and disputed liabilities; (ii) such Person has sufficient capital with which to conduct its business; and (iii) such Person has not incurred debts beyond its ability to pay such debts as they mature. For purposes of this definition, “debt” means any liability on a claim, and “claim” means (x) a right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) a right to an equitable remedy for breach of performance to the extent such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. With respect to any such contingent liabilities, such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can reasonably be expected to become an actual or matured liability.

“SPV Affiliate” means with respect to any Person, any Affiliate of such Person, whose direct or indirect interest in the Common Shares constitutes more than 30% (by value) of the equity securities portfolio of such Affiliate.

“Stockholder Agreement” means the Stockholder Agreement to be entered among Carib Holdings, Inc. and the holders party thereto dated simultaneously with the consummation of the transactions contemplated by the Agreement and Plan of Merger, dated as of June 30, 2010 by and among Popular, Inc., AP Carib Holdings, Ltd., Carib Acquisition, Inc. and EVERTEC, as amended.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which 50% or more of the total voting power or equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, representatives or trustees thereof is at the time owned or Controlled, directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person, or (c) one or more Subsidiaries of such Person.

“Technology Systems Operations Division” means the division at EVERTEC that is in charge of hardware, telecommunications and network infrastructure, including services related thereto.

“Term” has the meaning specified in Section 6.1(a).

“Terminated Service” has the meaning specified in Section 2.4.

“Transfer” means any direct or indirect sale, assignment, transfer, conveyance, gift, bequest by will or under intestacy laws, pledge, hypothecation or other Encumbrance, or any other disposition, of the stated security (or any interest therein or right thereto, including the issuance of any total return swap or other derivative whose economic value is primarily based upon the value of the stated security) or of all or part of the voting power (other than the granting of a revocable proxy) associated with the stated security (or any interest therein) whatsoever, or any other transfer of beneficial ownership of the stated security, with or without consideration and whether voluntarily or involuntarily (including by operation of law). Notwithstanding anything to the contrary set forth in this Agreement, (i) each of (x) a Transfer of equity interests of Popular and (y) a Change of Control of Popular shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Popular; (ii) each of (x) a Transfer of equity interests of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of Apollo Global Management LLC or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any equity interest beneficially owned by Apollo or such Affiliate, as applicable, and (iii) each of (x) a Transfer of equity interests of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate, and (y) a Change of Control of any Permitted Ultimate Parent or any of its Controlled Affiliates that is not an SPV Affiliate shall be deemed not to constitute a Transfer of any security beneficially owned by such Permitted Ultimate Parent Entity or such Controlled Affiliate, as applicable; provided that, for the avoidance of doubt, subject to clause (i) above, any Change of Control of an SPV Affiliate shall be deemed to constitute a Transfer of the Common Shares beneficially owned by such SPV Affiliate.

“Transfer Taxes” has the meaning specified in Section 10.1.

“Transition Date” has the meaning specified in Section 2.5.

“Ultimate Parent Entity” means (i) with respect to Apollo, Apollo Global Management LLC and its successors, (ii) with respect to Popular, Popular and its successors and (iii) with respect to a Permitted Controlling Holder, (x) the Person which (A) (i) Controls such Permitted Controlling Holder or (ii) if no Person Controls such Permitted Controlling Holder, the beneficial owner of a majority of the voting power of such Permitted Controlling Holder and (B) is not itself Controlled by any other Person that is an Ultimate Parent Entity of such Permitted Controlling Holder or, (y) if no such Person exists, the Permitted Controlling Holder, provided that, with respect to determining an Ultimate Parent Entity (i) the Control of any entity by a natural person shall be disregarded and (ii) the Control of any Non-Controlled Public Entity by any Person shall be disregarded.

“VI Employees” has the meaning set forth in the Recitals.

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made herein to an Article, Section or Exhibit, such reference is to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated;

(b) the headings herein are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used herein, they are deemed to be followed by the words “without limitation”;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used herein, refer to this Agreement as a whole and not to any particular provision of this Agreement;

(e) all terms defined herein have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein;

(f) the definitions contained herein are applicable to the singular as well as the plural forms of such terms;

(g) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws;

(h) references to a Person are also to its successors and permitted assigns;

(i) it is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to any other party; and

(j) in the event of a conflict between the terms and conditions of this Agreement and the terms of the BTA Agreement the terms of this Agreement will prevail and control the interpretation of the subject matter hereof.

ARTICLE II

SERVICES AND SCOPE OF SERVICES

Section 2.1 Services; Standard of Performance.

(a) On the terms and subject to the conditions contained herein and in Exhibit B hereto, BPPR shall provide to EVERTEC the services set forth in Exhibit B hereto (the “Services”) for the Term.

(b) BPPR shall provide each Service at the same level of care with which the Service was provided to the Merchant Acquiring Business and the Technology System Operations Division prior to the date of the BTA. In performing each Service, BPPR shall employ methods, procedures and utilities of a quality at least equal to those employed by BPPR with respect to its own business and affairs.

(c) The scope of each Service shall be substantially the same as the scope of such Service provided by BPPR to the Merchant Acquiring Business and the Technology System Operations Division in the ordinary course prior to the date of the BTA; provided, however, the scope of the Services will be amended as necessary in accordance with BPPR policies and procedures as revised from time to time; provided, further, that any amendment to the scope of Services shall be made in consultation with EVERTEC. BPPR and EVERTEC shall use their Reasonable Best Efforts to cooperate with each other in all matters relating to the provision of the Services.

Section 2.2 Supervision.

(a) Each party hereto agrees and acknowledges that (i) BPPR shall act as an independent contractor and not as the agent of EVERTEC or any of its Subsidiaries in performing the Services, and BPPR shall maintain control over its employees, representatives and agents (including its subcontractors and their employees), (ii) none of BPPR’s employees, representatives or agents (including its subcontractors and their employees) shall be considered employees of EVERTEC or any of its Subsidiaries until such time, if ever, as they accept an offer of employment from EVERTEC and (iii) nothing in this Agreement will constitute or be construed to be or create a partnership, joint venture, or principal/agent between BPPR, on the one hand, and EVERTEC, on the other.

(b) During the Term, BPPR will, subject to Section 2.1(b), in its sole discretion (i) determine the procedures to be followed with respect to the VI Employees who provide the Services, (ii) adjust the procedures to be followed with respect to the VI Employees who provide the Services, and (iii) be responsible for the supervision of the VI Employees in the performance of the Services; provided, that any determination made, or action taken, by BPPR in accordance with this Section 2.2(b) shall be done in consultation with EVERTEC.

(c) Notwithstanding anything to the contrary under this Agreement, BPPR shall not be required to enter into any contracts with any customers of EVERTEC or otherwise be obligated to any third-party with respect to BPPR’s provision of the Services.

Section 2.3 Compensation and Benefits. All employees, representatives and agents of BPPR providing Services hereunder will be deemed for purposes of all terms and conditions of employment including, but not limited to, compensation and employee benefits, to be employees, representatives or agents of BPPR and not employees or representatives or agents of EVERTEC. EVERTEC shall not be responsible for any salary, employment and other benefits of and liabilities relating to the employees, representatives and agents of BPPR assigned to perform any Service.

Section 2.4 Amendments to Exhibit B. If EVERTEC requests any additional service, provided BPPR agrees to provide such additional service, Exhibit B hereto shall be amended to include the terms of any additional service.

Section 2.5 Transition Support. From time to time during the Term, EVERTEC may deliver to BPPR a “Notice of Readiness for Transition” specifying a Service to be transitioned for performance by EVERTEC or its designee and a date no less than thirty (30) days after the date of delivery of such notice to the Servicing Party on which performance of the Service is to be transferred to EVERTEC or its designee (each such date, a “Transition Date”). BPPR and EVERTEC shall cooperate to transition each affected Service during the period of time beginning upon the applicable Transition Date and ending on the earlier of (i) the date upon which the applicable Service has been fully transitioned for performance by EVERTEC and (ii) the 6-month anniversary of the Transition Date (each, a “Terminated Service”). BPPR may request clarification from EVERTEC regarding the scope of Terminated Services, and EVERTEC shall promptly respond to all such inquiries.

ARTICLE III

FEES; BILLING; PAYMENT

Section 3.1 Cost of Services.

(a) The cost charged to EVERTEC for the Services (the “Cost”) shall be set forth in Exhibit B hereto.

(b) EVERTEC shall pay BPPR within thirty (30) days of receipt of a written invoice (containing such detail as EVERTEC may reasonably request) from BPPR (the thirtieth day following receipt of such written invoice herein referred to as the “Payment Due Date”), for the Cost of the Services rendered hereunder, which invoice shall be delivered by BPPR to EVERTEC by the twentieth (20th) day of each month, or if such day is not a Business Day, the next succeeding Business Day, for the Services provided during the preceding month; provided that EVERTEC shall not pay any invoiced amount that it contests in good faith by giving BPPR written notice of such dispute on or prior to the Payment Due Date, in which case EVERTEC shall pay all amounts not in dispute by the Payment Due Date.

(c) Payments shall be made by wire transfer to an account designated in writing from time to time by BPPR. Any undisputed amount due under this Agreement that is not paid by the Payment Due Date shall bear interest at an annual rate of interest equal to one and a half percent (1.5%).

ARTICLE IV

INTELLECTUAL PROPERTY

Section 4.1 Ownership and Licensing of Intellectual Property.

(a) If in connection with its provision or receipt of the Services a party hereto provides, or provides access to, the other party hereto any Intellectual Property owned by such providing party, such providing party hereby grants to the other party, during the Term, a non-exclusive, revocable, non-transferable (except as provided in Error! Reference source not found.), non-sublicensable, royalty-free, fully paid-up license to such Intellectual Property, solely to the extent necessary to provide or receive the Services in accordance with this Agreement. To the extent that a party hereto provides, or provides access to, the other party hereto any Intellectual Property not owned by it, such providing party hereby grants to the other party, during the Term of this Agreement, a non-exclusive, revocable, non-transferable (except at provided in Article VIII), non-sublicensable, royalty-free, fully paid-up sublicense to such Intellectual Property, solely to the extent necessary to provide or receive the Services in accordance with this Agreement; provided that the other party’s access to, use of and rights for such third-party Intellectual Property shall be subject in all regards to any restrictions, limitations or other terms or conditions imposed by the licensor of such Intellectual Property. Upon the termination or expiration of this Agreement, the license or sublicense, as applicable, to the relevant Intellectual Property provided will automatically terminate.

(b) Each party hereto shall permit or provide to the other party reasonable access to their respective software, networks, hardware and other information technology equipment (“IT Systems”) to the extent necessary to provide or receive the Services as contemplated by and in accordance with this Agreement. The party accessing the other’s IT Systems shall comply with the security and access policies generally required by that party for access to its IT Systems, which terms and conditions will be provided to EVERTEC by BPPR.

(c) Except as otherwise expressly provided in this Agreement, no party hereto shall have any rights or licenses with respect to any Intellectual Property of the other party. All rights and licenses not expressly granted in this Agreement are expressly reserved by the relevant party.

ARTICLE V

INDEMNIFICATION; LIMITATION OF LIABILITY

Section 5.1 Indemnification by BPPR. BPPR shall indemnify, defend and hold harmless EVERTEC and its Affiliates (other than BPPR or any of its Affiliates in the case of EVERTEC on and after the Effective Date) and their respective directors, officers and employees and their heirs, successors and permitted assigns from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered by, or asserted against, any of EVERTEC and its Affiliates, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of or as a result of BPPR’s material breach of this Agreement; provided, however, that BPPR shall not be liable for (a) any Losses that are not direct, actual damages or (b) any consequential, punitive, special or speculative damages under this Agreement, in each case, unless such Losses are (i) paid pursuant to a third-party claim or (ii) caused by a breach of Article VII. BPPR shall not be liable hereunder for any act or omission to act by BPPR if such action is taken at EVERTEC’s direction. Except for its gross negligence or willful misconduct, the aggregate liability of BPPR under this Agreement shall not exceed an amount equal to the aggregate payments made by EVERTEC to BPPR for the Services provided hereunder.

Section 5.2 Indemnification by EVERTEC. EVERTEC hereby agrees that it shall indemnify, defend and hold harmless BPPR and its Affiliates and their respective directors, officers, shareholders, partners, members and employees and their heirs, successors and permitted assigns from, against and in respect of any and all Losses imposed on, sustained by, incurred or suffered, or asserted against, by any of BPPR and its Affiliates, whether in respect of third-party claims, claims between the parties hereto, or otherwise, directly or indirectly arising out of or as a result of (a) EVERTEC’s material breach of this Agreement, or (b) any actions taken by BPPR at the direction of EVERTEC; provided, however, that EVERTEC shall not in any event be liable for (a) any Losses that are not direct, actual damages or (b) any consequential, punitive, special or speculative damages under this Agreement, in each case, unless such Losses are (i) paid pursuant to a third-party claim or (ii) caused by a breach of Article VII. Except for its gross negligence or willful misconduct, the aggregate liability of EVERTEC under this Agreement shall not exceed an amount equal to the aggregate payments made by EVERTEC to BPPR for the Services provided hereunder.

Section 5.3 Indemnification Procedures.

(a) The procedures set forth in this Section 5.3 shall apply when a Person entitled to indemnification under this Article V (an “Indemnified Party”) seeks to obtain indemnification from a Person required to provide indemnification hereunder (an “Indemnifying Party”).

(b) Notice. Promptly after receipt by an Indemnified Party of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the Indemnified Party will seek indemnification pursuant to this Article V, the Indemnified Party will notify the Indemnifying Party of such claim in writing. The failure of Indemnified Party to so notify an Indemnifying Party will relieve Indemnifying Party of its obligations under this Section 5.3 to the extent that Indemnifying Party can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the Indemnified Party relating to any claim, but no later than fifteen (15) days before the date on which any response to a complaint or summons is due, the Indemnifying Party will notify the Indemnified Party in writing if the Indemnifying Party elects to assume control of the defense and settlement of that claim (a “Notice of Election”).

(c) Procedure Following Notice of Election. If the Indemnifying Party delivers a Notice of Election relating to any claim within the required notice period, the Indemnifying Party will be entitled to have sole control over the defense and settlement of such claim; provided that (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the Indemnifying Party will notify the Indemnified Party before ceasing to defend against such claim, and will not compromise or settle such claim without the Indemnified Party’s prior written consent if such compromise or settlement would impose a penalty or limitation upon the Indemnified Party, including, without limitation, an injunction or other equitable relief, or such compromise or settlement does not include the release of the Indemnified Party from all liability arising from or relating to such claim. After the Indemnifying Party has delivered a Notice of Election relating to any claim, the Indemnifying Party will not be liable to the Indemnified Party for any legal expenses incurred by the Indemnified Party in connection with the defense of that claim. In addition, the Indemnifying Party will not be required to indemnify the Indemnified Party for any amount paid or payable by the Indemnified Party in the settlement of any claim for which the Indemnifying Party has delivered a timely Notice of Election if such amount was agreed to without the written consent of the Indemnifying Party.

(d) Procedure Where No Notice of Election Is Delivered. If the party which is the Indemnifying Party does not deliver a Notice of Election relating to any claim within the required notice period, the Indemnified Party will have the right to defend the claim in such manner as it may deem appropriate, and the failure of the Indemnifying Party to deliver such Notice of Election will not affect the indemnification obligations of such party under this Agreement.

(e) Cooperation. When seeking indemnification, the Indemnified Party will at all times reasonably cooperate with the Indemnifying Party in the defense or settlement of any claim which is subject to this Article V.

(f) Entitlement to Payment. In the event an Indemnifying Party elects not to assume control of the defense and settlement of that claim, the Indemnified Party will be entitled to payment by the Indemnifying Party upon the Indemnified Party’s settlement of the claim or the adjudication of liability, whichever first occurs.

(g) Subrogation. In the event that a party will be obligated to indemnify another party pursuant to this Article V, the Indemnifying Party will, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claims to which such indemnification relates. The Indemnified Party will reasonably cooperate with Indemnifying Party, including by the execution of appropriate documents, to enable the Indemnifying Party to receive the benefit of the right of subrogation outlined in this Section 5.3.

ARTICLE VI

TERM; TERMINATION; FORCE MAJEURE

Section 6.1 Term of Services.

(a) The provision of the Services shall commence upon the Effective Date and shall continue for a period of three (3) years (the “Initial Term”), unless sooner terminated in accordance with the terms of this Agreement. Following the Initial Term, this Agreement will renew automatically for additional periods of one (1) year each (each a “Renewal Period” and together with the Initial Term, the “Term”) unless either party gives notice to the other party of its intention not to renew at least thirty (30) days prior to the then applicable Renewal Period.

Section 6.2 Termination.

(a) EVERTEC may terminate any Service hereunder or this Agreement with immediate effect, without obligation or penalty, at any time upon thirty (30) days’ notice to BPPR.

(b) In the event of the termination of this Agreement or a specific Service, BPPR will include any Costs accrued with respect to any terminated Service prior to the date of termination of such Service in the next subsequent invoice delivered to EVERTEC, and, subject to Article III, EVERTEC will pay such Costs as are set forth in such invoice.

(c) BPPR may terminate this Agreement if EVERTEC shall fail to pay any undisputed amount reflected in any invoice in accordance with the terms hereof, upon thirty (30) days’ prior written notice to EVERTEC of such termination, unless EVERTEC pays such undisputed amounts within such thirty (30) day period.

(d) Upon termination or expiration of this Agreement in accordance with its terms, BPPR shall have no further obligation to provide the Services.

(e) Article I (Definitions), Article V (Indemnification; Limitation of Liability), this Article VI (Termination; Force Majeure), Section 7.1 (Confidentiality) and Article VIII (Miscellaneous) shall survive the termination of this Agreement and the obligations of BPPR with respect to compliance with Section 7.3 (Books and Records) shall survive the period set forth therein.

Section 6.3 Force Majeure.

(a) The obligations of BPPR under this Agreement shall be suspended during any period in which, but only to the extent that, BPPR is actually prevented or materially hindered from complying therewith by any of the following causes beyond its reasonable control: (i) acts of God, (ii) weather, fire or explosion, (iii) war, invasion, riot, domestic insurrection, acts of terrorism or other civil unrest, (iv) national or regional emergency, or (v) changes in Law that would cause BPPR to violate the changed Law by providing the Services; (all of the foregoing referred to herein as a “Force Majeure”). Upon the occurrence of a Force Majeure, BPPR shall, as soon as reasonably practicable, give notice to EVERTEC stating the suspension of the Services, the date and expected duration and extent of such suspension and the cause thereof (which notice may be updated by BPPR should the expected duration and extent of such suspension change). BPPR shall thereafter use its Reasonable Best Efforts to overcome the Force Majeure.

(b) EVERTEC shall not be required to pay for the suspended Services during the period for which they are not being provided to EVERTEC.

(c) If BPPR’s performance under this Agreement is suspended or rendered impractical by reason of Force Majeure for a period in excess of thirty (30) days, EVERTEC shall have the right to terminate this Agreement immediately upon written notice to BPPR. An event of Force Majeure shall not operate to limit amounts payable for Services rendered on or prior to the actual date of the event of Force Majeure.

ARTICLE VII

CONFIDENTIALITY; DELIVERY OF INFORMATION; BOOKS AND RECORDS

Section 7.1 Confidential Information. Article V of the ISO Agreement is incorporated herein by this reference.

Section 7.2 Delivery of Information; Cooperation between the parties. BPPR and EVERTEC shall provide each other with all such information and materials reasonably necessary to effect BPPR’s and EVERTEC’s prompt and complete performance of their duties and obligations under this Agreement. BPPR and EVERTEC shall notify the other of any contact by any taxing authority or other person or entity asserting a tax liability that could affect that other party directly or indirectly and shall cooperate in the defense, settlement or other resolution of such tax matter. The parties hereto agree that they shall cooperate with each other and shall act in such a manner as to promote the prompt and efficient completion of the obligations hereunder.

Section 7.3 Books and Records. BPPR shall keep, and make reasonably available to EVERTEC and its representatives, complete and accurate records and accounts, in accordance with BPPR’s normal practices, of all material transactions pertaining to the Services, and shall preserve them for the longer of (a) a period of two (2) years following the end of the fiscal year to which they pertain, (b) the period consistent with BPPR’s retention policies or (c) such longer period as may be necessary to enable BPPR to comply with provisions of applicable Law. After the expiration of such period referred to in this Section 7.3, BPPR shall have no further duty to retain any of such books and records or to notify EVERTEC before the disposition or destruction thereof. EVERTEC may review these books and records upon reasonable advance notice during normal business hours.

ARTICLE VIII

ASSIGNMENT

Section 8.1 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, legal representatives and permitted assigns. Other than a Permitted Assignment pursuant to this Article VIII, this Agreement may not be assigned by either party without the prior written consent of the other party; provided, that either party may assign its rights, duties and obligations under this Agreement to its financing sources solely in connection with the granting of a security interest and the enforcement of all rights and remedies that the assigning party has against the other party under this Agreement, subject to the claims, defenses and rights, including rights of set off, that such other party may have against the assigning party.

Section 8.2 Assignment to Subsidiaries. EVERTEC may assign any of its rights, duties or obligations to a direct or indirect wholly-owned Subsidiary of EVERTEC (an “Assignee Sub”) if (i) such Assignee Sub is identified by EVERTEC to BPPR at least 20 Business Days prior to the consummation of the proposed assignment; (ii) (A) such proposed assignment is legally required in order for EVERTEC to perform for BPPR or its Subsidiaries, in the country, state, territory or other jurisdiction (“Jurisdiction”) in which the Assignee Sub is organized, the specific obligations required to be performed pursuant to the assignment of this Agreement, and only (x) to the extent of such legal requirement and (y) if EVERTEC provides a written opinion of qualified counsel that opines that such legal requirement is applicable and is based upon reasonable assumptions with respect to such legal requirement or (B) BPPR has provided its prior written consent, such consent not to be unreasonably delayed, withheld or conditioned; (iii) such Assignee Sub will be Solvent immediately after and giving effect to such proposed assignment and BPPR is reasonably satisfied with the terms and conditions of the proposed assignment; (iv) BPPR is a third-party beneficiary to the assignment agreement, which is in form and substance that is reasonably satisfactory to BPPR, and which provides that the Assignee Sub’s rights under the assignment agreement will be terminated if the Assignee Sub ceases to be a wholly-owned Subsidiary, directly or indirectly, of EVERTEC; and (v) EVERTEC remains fully liable with respect to the performance of all its obligations under this Agreement and EVERTEC guarantees the performance of all of the obligations of EVERTEC to BPPR assumed by Assignee Sub under this Agreement, which guarantee provides that, for the avoidance of doubt, after any termination of the proposed assignment, EVERTEC shall continue to be obligated with respect to any obligation undertaken by Assignee Sub prior to such termination.

Section 8.3 Assignment to Third Parties. EVERTEC may assign all of its rights, duties and obligations (or those rights duties and obligations arising after the effectiveness of the assignment) in a transaction with a third-party assignee (an “Asset Acquirer”) if (i) such Asset Acquirer is identified by EVERTEC to BPPR at least thirty (30) Business Days prior to the consummation of the proposed assignment; (ii) such Asset Acquirer (A) acquires at least 90% of the consolidated gross assets (excluding cash) of EVERTEC and its Subsidiaries and (B) assumes at least 90% of the consolidated gross liabilities (excluding Indebtedness) of EVERTEC and its Subsidiaries (including the assignment and assumption of all commercial agreements between EVERTEC or any of its Subsidiaries, on the one hand, and Popular, BPPR or any of their respective Subsidiaries, on the other hand) through one legal entity; (iii) neither the Asset Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (iv) the Asset Acquirer will be Solvent immediately after and giving effect to such proposed assignment; and (v) EVERTEC reasonably believes that the Asset Acquirer, after completion of the proposed purchase and assumption transaction, will be capable of performing all of the obligations and duties of EVERTEC under this Agreement.

Section 8.4 Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with BPPR in evaluating whether any proposed assignment pursuant to this Article VIII would be in compliance with the requirements of the provisions contained in this Article VIII, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed assignment other than information that would create any potential liability under applicable laws violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

Section 8.5 Notice of Objection. BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed assignment of any objection to any proposed assignment to an Asset Acquirer under Section 8.3 unless EVERTEC has failed to satisfy its obligations pursuant to Section 8.4 and BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 8.4. If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed assignment.

Section 8.6 Implied Consent. Notwithstanding anything contained herein, if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of a transaction resulting in a proposed assignment and was not compelled to do so as part of a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to securities issued by Holdco or EVERTEC or any successor or other entity that acquired all or substantially all the assets of Holdco or EVERTEC or any of their respective successors then it shall be deemed to have consented to the assignment.

Section 8.7 Invalidity of Impermissible Assignments. Any attempted or purported assignment in violation of this Article VIII hereof shall be null and void and the assignee’s rights assigned pursuant to any assignment made in compliance with this Article VIII will terminate in the event and to the extent of the termination of this Agreement.

ARTICLE IX

EVERTEC CHANGE OF CONTROL

Section 9.1 EVERTEC Change of Control. BPPR shall have the right, subject to Section 9.1, to terminate this Agreement up to thirty (30) days following the later of (i) the occurrence of an EVERTEC Change of Control or (ii) the date on which EVERTEC provides BPPR written notice that an EVERTEC Change of Control has occurred or is likely to occur (provided that if EVERTEC has not satisfied its obligations pursuant to Section 9.2 and that BPPR asserts such failure prior to the expiration of the thirty (30) day period then such thirty (30) day period shall be tolled until EVERTEC satisfies its obligations under Section 9.2) and provided further that if an EVERTEC Change of Control occurs, and EVERTEC fails to provide BPPR written notice thereof within thirty (30) days thereof, then BPPR shall have an unqualified right to terminate this Agreement), unless (w) the Person or Group of Persons proposing to engage in such proposed EVERTEC Change of Control transaction (the “Control Acquirer”) is identified to BPPR by EVERTEC at least thirty (30) Business Days prior to such proposed EVERTEC Change of Control; (x) neither the Control Acquirer nor any of its Affiliates is engaged, directly or indirectly, in the banking, securities, insurance or lending business, from which they derive aggregate annual revenues from the Commonwealth of Puerto Rico in excess of $50 million unless none of them has a physical presence in the Commonwealth of Puerto Rico that is used to conduct any such business; (y) EVERTEC (or its successor, as applicable) will be Solvent immediately after and giving effect to such proposed EVERTEC Change of Control; and (z) EVERTEC (or its successor, as applicable), after the proposed EVERTEC Change of Control, will be capable of performing all of the obligations and duties of EVERTEC required under this Agreement; provided further that if Popular, BPPR or any of their respective Controlled Affiliates votes in favor of the transaction resulting in the EVERTEC Change of Control or Transfers (other than a Transfer in the context of a merger, business combination, reorganization, recapitalization or similar transaction) any equity securities in connection with the transaction resulting in the EVERTEC Change of Control and, in either case, was not compelled to do so as part of a Drag-Along Transaction, a Dragged Asset Sale or other requirement of the Stockholder Agreement or any other Group Agreement with respect to Holdco, EVERTEC or any successor or other entity holding all or substantially all the assets of EVERTEC, and its Subsidiaries then such termination right shall not apply.

Section 9.2 Cooperation. EVERTEC shall use its reasonable best efforts to cooperate with BPPR in evaluating whether any proposed EVERTEC Change of Control would be in compliance with the requirements of this Article IX, including the ability of Assignee Sub or Asset Acquirer, as applicable, to comply with the terms of this Agreement, including, in each case, by providing any non-confidential information regarding the purposes and plans in connection with such proposed EVERTEC Change of Control other than information that would create any potential liability under applicable laws, violate any confidentiality obligation, or that reasonably would be expected to result in the waiver of any attorney-client privilege.

Section 9.3 Notice of Objection. If EVERTEC provides at least thirty (30) days written notice to BPPR prior to an EVERTEC Change of Control, BPPR shall notify EVERTEC in writing within 15 Business Days following receipt of EVERTEC’s notice of the proposed EVERTEC Change of Control of any objection to any proposed EVERTEC Change of Control on the basis that it does not satisfy the criteria set forth in clauses (w) through (z) of Section 9.1 (unless EVERTEC has failed to satisfy its obligations pursuant to Section 9.2 and BPPR asserts such failure prior to the expiration of the 15 Business Day objection period, in which case such 15 Business Day objection period shall be tolled until EVERTEC satisfies its obligations pursuant to Section 9.2). If BPPR fails to timely object to such proposed assignment (taking into account any tolling of the 15 Business Day objection period), it shall be deemed to have consented to such proposed EVERTEC Change of Control and waived its right of termination under Section 9.1.

ARTICLE X

MISCELLANEOUS

Section 10.1 Costs and Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants incurred in connection with this Agreement and the support contemplated thereby, shall be paid by the party hereto incurring such costs and expenses. Each party hereto shall assume the cost of any sales, use, privilege and other transfer or similar taxes (“Transfer Taxes”) imposed upon that party under applicable Law as a result of the transactions contemplated hereby. To the extent any exemptions from such Transfer Taxes are available, BPPR and EVERTEC shall reasonably cooperate to prepare any certificates or other documents necessary to claim such exemptions.

Section 10.2 Notices. All notices, requests, demands, consents and other communications given or required to be given under this Agreement and under the related documents will be in writing and delivered to the applicable party at its main office or any other place as designated by each party in writing.

Section 10.3 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 10.4 Entire Agreement. This Agreement (including all the Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all other prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof and thereof.

Section 10.5 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by EVERTEC and BPPR, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law, except as otherwise specifically provided in Article V.

Section 10.6 No Third-party Beneficiaries. Except for the provisions of Article V relating to indemnified parties, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any union or any employee or former employee of either party hereto, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

Section 10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of Commonwealth of Puerto Rico without regard to any conflict of law rules thereof that would apply to the laws of a different jurisdiction.

Section 10.8 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States dollars and all payments hereunder shall be made in United States dollars.

Section 10.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 10.10 Dispute Resolution; Arbitration. Except as otherwise provided in writing with respect to EVERTEC’s failure to achieve or maintain a Service Level (as such term is defined below), or except as may otherwise be agreed to in writing among the parties, any dispute, controversy or claim between EVERTEC and BPPR related to this Agreement, and any dispute or claim related to the relationship or duties contemplated hereunder, including the validity of this clause (a “Dispute”) will be resolved in accordance with this Section 10.10 10.10. Each party will give written notice (a “Notice of Dispute”) to the others of any Dispute claimed by it within thirty (30) days of learning of the cause of such a Dispute. The Notice of Dispute will include a reasonable description of the basis of the Dispute, including, without limitation, (i) the specific charge or charges being disputed, (ii) if available and/or applicable, the supporting documentation that is reasonably required for verification of the charge or charges, and (iii) any amounts being withheld. Following delivery of a Notice of Dispute, a Representative of each party will meet and will attempt in good faith to resolve the Dispute. Any Dispute that remains unresolved for more than twenty (20) days after the receipt of a Notice of Dispute shall be referred to designated representatives of the parties hereto who shall negotiate in good faith to resolve such dispute (the “Resolution Forum”). If a Dispute is not resolved in the Resolution Forum, the Dispute shall be submitted to the consideration of a representative from the senior management of EVERTEC who shall be identified in a written notice delivered to BPPR from time to time, and the Chief Operating Officer, the Chief Financial Officer or the Chief Information Officer of BPPR. Any Disputes that may remain unresolved for more than ninety (90) days following the receipt of a Notice of Dispute may be referred to binding arbitration at the request of any party upon written notice to the other. Such arbitration proceeding will be administered by the American Arbitration Association in accordance with the then current Commercial Arbitration Rules and will be aired in the Commonwealth of Puerto Rico. The arbitration will be governed by the United States Arbitration Act, 9 U.S.C. §§ 1-16 to the exclusion of any provision of state law inconsistent therewith or which would produce a different result. A panel of three neutral arbitrators will determine the Dispute of the parties and render a final award in accordance with the applicable substantive law. Each of EVERTEC and BPPR shall select one neutral arbitrator and, unless those parties agree on a third neutral arbitrator, such two arbitrators shall select the third arbitrator (subject to such limitations, if any, mutually agreed by those parties). Strict confidentiality will govern the arbitration proceedings, including all information submitted to the arbitrator and the decision or award entered by the arbitrator. Any court having jurisdiction may enter judgment upon the award rendered by the arbitrator. The terms hereof will not limit any obligation of a party to defend, indemnify or hold harmless another party against court proceedings or other Losses. The procedures specified in this Section 10.10 10.10 will be the sole and exclusive procedures for the resolution of Disputes among the parties arising out of or relating to this Agreement; provided, however, that a party may request temporary remedies in a court of law to maintain the status quo or to protect goods or property until the arbitration has initiated and the selected arbitrator has had the opportunity to resolve the request for temporary relief. Each party is required to continue to perform its obligations under this Agreement pending final resolution of any Dispute arising out of or relating to this Agreement, unless to do so would be impossible or impracticable under the circumstances.

Section 10.11 No Additional Rights. Except as expressly provided otherwise in this Agreement, the parties hereto agree that no provisions of this Agreement shall grant to either party hereto any additional rights to the other party’s proprietary information, technology or know-how.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective duly authorized officers.

BANCO POPULAR DE PUERTO RICO

By:	/s/ Ileana González
Name: Ileana Gonzalez
Title: Senior Vice President

EVERTEC, INC.

By:	/s/ Félix M. Villamil
Name:
Title:

Exhibit A

VI Employees

Merchant Acquiring Business U.S. Virgin Islands

1	Paul L. Smith Jr.	Supervisor

2	Shermel A. Brown	Merchant Representative

3	Nikole Jules	Electronic Service Representative

4	Agnes Jackson	Electronic Service Representative

5	Jean-Louis Jerslen Thomas	Electronic Service Representative

Merchant Acquiring Business British Virgin Islands

1	Elliott Hodge	Electronic Service Representative

Virgin Island Services

1	Dennis Alan Dussault	Supervisor

2	Juan C. de Jesús Cuevas	Network Analyst

Exhibit B

Description of Services

1.	BPPR employees, representatives and agents providing Services hereunder to the Merchant Acquiring Business will be responsible for:

(a) Marketing the Merchant Program consistent with the practices of the Merchant Acquiring Business, including, by:

(1) Marketing the Merchant Program to potential Merchants and encourage them to become Merchants;

(2) Assisting potential Merchants in completing all documents required by BPPR to apply to the Merchant Program in accordance with the Merchant Application Approval Policy and forwarding to EVERTEC and BPPR, in electronic format, the Merchant Applications it receives as promptly as reasonably practicable; and

(3) Managing the materials used by EVERTEC in marketing the Merchant Program.

(b) Selling or making arrangements for the sale to, or the financing, leasing or rental by Merchants of all point-of-sale and other terminals and equipment (“POS Equipment”) necessary for each Merchant to participate in the Merchant Program, including installing and maintaining the POS Equipment if requested by the Merchant; provided however, that such services may be provided through one or more subcontractors or third parties;

(c) Providing Merchants with training materials and employing reasonable efforts to train Merchants to operate the POS Equipment to enable Merchants to fulfill their obligations under the Merchant Program;

(d) Distributing and delivering all supplies reasonably necessary for the Merchants to perform their duties under the Merchant Program, including Sales Records, Transmittals, deposit envelopes, printer paper and ribbons;

(e) Inputting such data for each approved Merchant in databases as is necessary for such Merchant to participate in the Merchant Program;

(f) Inputting all necessary new account information into EVERTEC’s information system in a manner reasonably designed to render all exception reports turned on and available;

(g) Monitoring all Merchant DDAs daily in accordance with the Rules to attempt to minimize Merchant Losses and providing EVERTEC and BPPR with summary reports thereof;

(h) responding to inquiries from Merchants concerning the Merchant Program in a manner consistent with the practices of the Merchant Acquiring Business and providing “front line” customer claim receipt services; and

(i) With respect to any supervising employees, monitoring and supervising the performance of all other employees involved in the Merchant Program to ensure compliance with Merchant Program Procedures, the Merchant Application Approval Policy and all applicable Rules.

2.	BPPR employees, representatives and agents providing Services hereunder to the Technology System Operations Division will be responsible for:

(a) Troubleshooting software and hardware problems with user computers, servers, printers, scanners, embossers, modems, LAN, WAN, and telecommunication equipment;

(b) Managing all processes related to telecommunications infrastructure, including:

(1) Managing tower contracts;

(2) Identifying methods and vendors to minimize telecommunications expenditures; and

(3) Designing and implementing multi-level power support for Regional Offices communication equipment.

(c) Providing maintenance and technical support services for servers, the microwave communications system, the LAN / WAN backbone; off-premise ATH installations, and POS processing system and equipment;

(d) Providing technical support services for EVERTEC customers as required and coordinating with vendors and EVERTEC technical personnel to resolve private line failures and configuration problems;

(e) Installing and configuring new hardware and software and when unavailable procuring new hardware in a timely manner through normal procurement processes, including coordinating and tracking correction of hardware and software issues that are beyond the scope of the access or abilities of Region technical support personnel;

(f) Performing project management and supervision;

(g) Designing and modifying auto-attendant tree recordings;

(h) Managing local based database programs — Phone Billing (Network Support), Employee Phone Listing (Network Support), POS Equipment Repairs (Merchant Services), ATRIL document scanning (Internal Services), Collateral Tracking (Accounting), Voice Response (Cash Processing Center), NAMSYS (Cash Processing Center) and Work Order Tracking (Interior Services);

(i) Programming and maintaining voice mail systems, PBX and PBX network;

(j) Monitoring and maintaining Norton anti-virus system, Insight Manager, satellite phone system for emergency contingencies; and

(k) With respect to any supervising employee, monitoring and supervising the performance of all other employees involved providing the above Services.

Cost

The Cost for the Services set forth above shall equal $40,000 per month, subject to an annual increase by a rate equal to the lesser of (i) 5% or (ii) the All Items Consumer Price Index All Urban Consumers, U.S. City Average (1982-84 – 100) as published by the U.S. Department of Labor, Bureau of Labor Statistics.